Exhibit 10.6

RICHARDSON ELECTRONICS, LTD.

NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PROGRAM

AND STOCK OWNERSHIP GUIDELINES

The Board of Directors (the “Board”) of Richardson Electronics, Ltd. (the “Company”) believes that it is generally desirable for non-employee directors (“Non-Employee Directors”) to own shares of stock of the Company. The Board believes that by becoming equity owners, Non-Employee Directors assume a personal stake in the success or failure of the Company and align their financial interests with those of other shareholders of the Company. Accordingly, the Board has adopted this Non-Employee Director Equity Compensation Program and Stock Ownership Guidelines (this “Program”). This Program supersedes all prior plans, policies and documents with respect to the subjects covered herein, including the Company’s 2006 Stock Option Plan for Non-Employee Directors. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Richardson Electronics, Ltd. Amended and Restated 2011 Long-Term Incentive Plan (the “Plan”).

1.
Non-Employee Director Compensation Program:

a)
Initial Share Award: Subject to the approval of this Program by the Board, on or before August 1, 2024, the Company shall award shares of common stock of the Company having a value of $50,000 (which value shall be measured as of the close of trading on the date of such award (the “Initial Grant Date”)) to each Non-Employee Director who is a duly-elected member of the Board of Directors of the Company as of the Initial Grant Date, in each case pursuant to the terms and subject to the conditions of the form of Restricted Stock Award incorporated by reference into the Plan. The shares of stock awarded pursuant to this Section 1(a) will be fully vested on and as of the Initial Grant Date and shall be subject to the other restrictions and terms and conditions set forth in the Restricted Stock Award.

b)
Annual Retainer Share Award: In addition to other cash compensation payable to the members of the Board determined from time to time by the Company and the Compensation Committee of the Board of Directors, including pursuant to any other Director Compensation Plan adopted from time to time:

(i)
Reasonably promptly following the last day of each fiscal year during which such Non-Employee Director is a member of the Board of Directors, but in any event on or before August 1, the Company shall automatically award shares of common stock of the Company having a value of $50,000 (which value shall be measured as of the close of trading on the date of such award (the “Grant Date”)) to each Non-Employee Director who has been elected or reelected as a member of the Board of Directors at the annual meeting for such fiscal year, in each case pursuant to the terms and subject to the conditions of the form of Restricted Stock Award incorporated by reference into the Plan (such shares of Stock, the “Restricted Stock”).

(ii)
The Restricted Stock awarded under paragraph (i) will be fully vested on and as of the Grant Date and shall be subject to the other restrictions and terms and conditions set forth in the Restricted Stock Award.

Requisite Approvals; Insider Trading Policy. Notwithstanding anything to the contrary contained herein, the stock awards contemplated herein shall be subject in all respects to the approval requirements set forth in the Company’s Bylaws, Certificate of Incorporation, and the applicable requirement set forth in the policies and procedures of the Company and the Board of Directors (and committees thereof). Nothing in this Program shall be construed to amend, waive or otherwise modify the terms and conditions of any of the aforementioned governing documents or policies and procedures, and stock awards issued hereunder shall be in compliance in all respects with the terms and conditions of the Insider Trading Policy of the Company in effect from time to time.

Stock Ownership Guidelines:

a)
Guideline Ownership Level: Each Non-Employee Director is required to hold a minimum investment in shares of the Company’s common stock equal to $150,000 (hereinafter referred to as the “Guideline Ownership Level”). All Non-Employee Directors shall own a number of shares sufficient to satisfy the Guideline Ownership Level under this Plan as long as they remain a member of the Company's Board of Directors, subject to the compliance period identified below. The Company will calculate compliance with the Guideline Ownership Level on August 1 of each year.

b)
Shares Included: For purposes of determining compliance with the Guideline Ownership Level, shares owned by a Non-Employee Director shall include, as of the applicable measurement date: (i) up to $100,000 of shares of the Company’s common stock purchased directly by such director or beneficially owned by such director (including without limitation (A) shares of the Company’s common stock purchased by or in the director’s individual retirement account (IRA) or other tax qualified retirement plan, (B) shares of the Company’s common stock purchased by a director’s spouse living in the same household, and (C) shares of the Company’s common stock owned by a trust funded by the director for the benefit of the director or his or her legal spouse or domestic partner, children or grandchildren); and (ii) up to $50,000 of shares of Restricted Stock awarded to such director pursuant to this Program.

c)
Compliance Period: Non-Employee Directors duly elected or appointed to the Board of Directors as of the date on which this Program is adopted by the Board (the “Adoption Date”) must attain the required Guideline Ownership Level within three (3) years of the Adoption Date. Non-Employee Directors who are elected or appointed to the Board after the Adoption Date must attain the required Guideline Ownership Level within three (3) years of the date on which such Director was elected or appointed to the Board of Directors of the Company. Until a Non-Employee Director has satisfied the Guideline Ownership Level, such Director will be required to hold all Company common stock that he or she owns until the Guideline Ownership Level is reached, including, for the avoidance of doubt, any net shares received upon the vesting or settlement of RSUs and PSUs and the exercise of stock options, if applicable. Non-Employee Directors cannot sell shares that would result in such director falling below the Guideline Ownership Level. As long as a Non-Employee Director continues to own the number of shares that resulted in satisfying the Guideline Ownership Level, the Director will be deemed to be in compliance with these guidelines.

This Program can be amended, modified and terminated at any time, on a prospective basis, by the Company’s Board of Directors in its sole and absolute discretion.

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